Exhibit 10.2.7

AMENDMENT NUMBER ONE TO

EMPLOYMENT AGREEMENT

WHEREAS, AirCell LLC (the “Company”) and Anand K. Chari (the “Executive”) have heretofore entered into an Employment Agreement dated as of July 12, 2006 (the “Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Agreement to comply with final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, pursuant to Section 17 of the Agreement, the Agreement is hereby amended as follows, effective as of January 1, 2009:

1. Section 3(a) of the Agreement is hereby amended by deleting the second sentence thereof, and inserting the following sentence in its place:

In addition, Executive shall be eligible for an annual bonus with a target of thirty percent (30%) and a maximum payout of sixty percent (60%) of Base Salary under an annual bonus program that shall be administered by the Board of Directors, pursuant to which the annual bonus payable with respect to any fiscal year shall be paid within the 2 1/2-month period beginning on the first day after the end of such fiscal year.

2. Section 9(a) of the Agreement is hereby amended by inserting the phrase “, not later than 45 days after the date of such termination,” immediately after the phrase “upon execution of a separation agreement,” where it appears in the first sentence thereof.

3. The Agreement is hereby amended by renumbering Sections 15 through 19, and all references thereto, as Sections 16 through 20, respectively, and by adding the following new Section 15, to read as follows:

15. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A¬1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment,” such term shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death. Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Executive promptly following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer and the Executive has executed this instrument as of this 22nd day of December, 2008.

AirCell LLC

By:	/s/Anand K. Chari
Anand K. Chari